***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2 of the
Securities Act of 1934, as amended.
Exhibit 10.1
Addendum to
Nicotinamide Riboside Supply Agreement between
Thorne Research, Inc. & Chromadex, Inc.
Nicotinamide Riboside-Choline and/or Betaine
and/or Dimethylglycine Combination Product
Seller	Chromadex, Inc.
Buyer	Thorne Research, Inc.
Product	Nicotinamide Riboside Chloride (Product Specification attached hereto)
Term	As defined by the NIAGEN® SUPPLY AGREEMENT, dated July 9, 2013 (“Original Agreement”)
Intent
1) To add Choline and/or Betaine and/or dimethylglycine (DMG) to the Original Agreement (hereinafter the NR-Choline-Betaine-DMG Combination Product)
2) To permit Buyer the sole rights to the Combination of Nicotinamide Riboside (NR) with Choline and/or Betaine and/or DMG (all forms)
3) To permit Buyer the right to engage in the research, advertising, promotion, manufacturing, packaging, shipment, distribution, use, offer for sale, and sale of the NR-Choline-Betaine-DMG Combination Product or of Derivatives of the NR-Choline-Betaine-DMG Combination Product
4) Derivatives of the NR-Choline-Betaine-DMG Combination

Product are defined as any product that contains the NR-Choline-Betaine-DMG Combination in combination with any other ingredient(s)

Exclusivity in the Territory
1) Thorne retains exclusivity for stand-alone NR in the Licensed Health Care Professionals Channel in North America.
2) Thorne obtains Exclusive Supply of NR-Choline-Betaine-DMG Combination
3) Thorne retains Non-exclusive right for NR combined with any form of folate or B12.

Exclusivity Requirements
Exclusivity in the Territory will be maintained if between the Effective Date of the First Amendment and September 9, 2015, the Buyer purchases a minimum […***…] dollars ($[…***…]) of Product ([…***…]kg at $[…***…]/kg) and a minimum of […***…] dollars ($[…***…]) of the Product at a price of $[…***…]kg in the third year of the contract with Year 3 to begin on October 1, 2015. Buyer shall place binding quarterly POs in Year 3 for at least $[…***…] of Product to maintain exclusivity.”
1) Product Launch Requirements: Thorne Research has 1 year to launch the NR-Choline-Betaine Combination Product and 1½ years to launch  Choline and/or Betaine and/or dimethylglycine (DMG)
2)  Clinical Study Requirements: Thorne will start a human clinical study within 6 months of signing this Term Sheet.
Ownership of all Property will be transferred to ChromaDex if above requirements are not met. On a confidential basis, ChromaDex shall access to all data and reports generated from the Clinical Study.

Technology
Formulations of the NR-Choline-Betaine-DMG Combination Product or of Derivatives of the NR-Choline-Betaine-DMG Combination Product.
Form of Choline to include all present and future forms of choline, which presently includes, but is not limited to:
Choline citrate (Citicholine)
Choline bitartrate
Phosphatidylcholine

*** Confidential Treatment Requested

alpha-GPC (L-Alpha Glycerylphosphorylcholine)
CDP Choline (cytidine 5′-diphosphocholine)
Form of Betaine to include all present and future forms of betaine, which presently includes, but is not limited to:
Betaine monohydrate
Betaine anhydrous
Trimethylglycine (TMG)
Forms of Dimethylglycine (DMG) to include all present and future forms of DMG

Territory	1) Retain Licensed Health Care Professionals channel in North America for stand-alone NR 2) North America for NR-Choline-Betaine-DMG Combination with a right of first refusal for other countries.
Field of Use	Human

Channel of Distribution (“Channel”)
1) Thorne retains the exclusive right to engage in the research, advertising, promotion, manufacturing, packaging, shipment, distribution, use, offer for sale, and sale of the Nicotinamide Riboside Product or of Derivatives of the Nicotinamide Riboside Product in the Channel defined as Licensed Health Care Professionals

2) This addendum governs Thorne’s right to engage in the research, advertising, promotion, manufacturing, packaging, shipment, distribution, use, offer for sale, and sale of the NR-Choline-Betaine-DMG Combination or of Derivatives of the NR-Choline-Betaine-DMG Combination across all Channels in the Territory , with the exception of channels in which ChromaDex has already granted or grants exclusivity to third parties as set forth below. In those channels, Thorne is prohibited from selling any product containing NR (NIAGEN®).

3) ChromaDex is currently selling the Product to customers that market and sell multi-vitamins containing the Product and will continue to pursue relationships with such parties. These multi-vitamins contain a multitude of ingredients, including Choline, Betaine, and DMG. However, in all channels, other ChromaDex NR Buyers would be excluded from marketing the NR-Choline-Betaine-DMG Combination, according to the following guidelines:

Amounts of Choline, TMG, or DMG in Relation to the Nicotinamide Riboside Content Permitted in Products Marketed & Sold by Non-Thorne Vendors§

*Refers to the Total Daily Dose of methyl donors in aggregate. Individual amounts of choline, TMG, or DMG to be added are at the vendor’s discretion, with the total of any combination thereof to not exceed the amount listed in the table.Thorne shall not unreasonably deny ChromaDex’s reasonable request for an exception to the above guidelines.

4) ChromaDex NR Buyers would also be excluded from marketing, offering for sale, or selling the NR-Choline-Betaine-DMG Combination with “methyl donor” claims, with the methylation message, or by describing such relationship between NR, choline, betaine, and/or NR. Further, ChromaDex NR Buyers would be excluded from marketing, offering for sale, or selling NR-Choline-Betaine-DMG Combination with reference to any published clinical studies using the NR-Choline-Betaine-DMG Combination. Both Parties agree to monitor violations of this clause and ChromaDex will use best efforts to enforce any violations of this clause.

5) Any subsidiary rights to use the NR-Choline-Betaine-DMG Combination would have to be obtained through Thorne Research, Inc. and would be done so at the sole discretion of Thorne Research, Inc.

Current Exclusions to Sale of Product
1) Excluded products include energy shots or melts (melting or dissolvable tablet or delivery system)
2) Excluded Fields/Channels: The “Multi-Level Marketing Channel” defined as the sale of products through a network of independent marketing representatives and the “Direct Response Channel” defined as the marketing and advertising of the Product through direct response television and radio advertisements of any length or format intended to reach one or more potential consumers asking them to purchase from or respond directly to Buyer or its agent via a website, telephone number, or other medium to purchase.
3) Channels/Fields/Products may be excluded at any time at the sole discretion of Seller upon written notice, unless the Parties have previously agreed in writing that such channel/field/product may not be excluded because Buyer has demonstrated established sales of or other commitment to a specified channel/field/product.

What is Covered by the Addendum	Commensurate with the Original Agreement
Property
Trademarks, patents, data, trade secrets, science, technology, formulas, know-how, intellectual property, clinical research data (including data generated by Thorne), or other information relating to any NR-Choline-Betaine-DMG Combination Product

Registration	The parties will determine responsibilities for registration in the appropriate jurisdictions
Regulatory Category
1) Dietary supplements
2) Thorne Research also obtains the right to co-market the NR-Choline-Betaine-DMG Combination with specific drugs (drugs, OTC drugs, or botanical drugs) approved for specific diseases or conditions
3) Thorne Research further expresses its interest to pursue the right to develop the NR-Choline-Betaine-DMG Combination AS a drug approved for specific diseases or conditions. This can be governed by a first right of refusal in the Original Agreement or governed by a separate agreement addressing the NR-Choline prodrug conjugate.

Payment Terms	To be determined

Royalties	Same as original agreement
Research Costs	NA
Marketing Support	Method of marketing and marketing partners to be determined by the parties
Regulatory	As appropriate in all Territories, Fields of Use, & Channels
Assignment	1) No right to assign this Agreement, except as part of transfer of a business unit or transfer of all the activities of one of the Parties.
Trademark - Supplier	Nicotinamide Riboside has been registered by the Supplier under the NIAGEN® trademark. Trademarks on goods developed by Supplier will be developed, filed, owned, and maintained by Supplier.
Trademark – Buyer
Thorne Research shall own the trademark/registration for the NR-Choline-Betaine-DMG Combination, regardless of whether that occurs as a single product or the NR-Choline-Betaine-DMG Combination occurs as an ingredient in one or more finished products. Trademarks on finished goods developed by Buyer will be developed, filed, owned, and maintained by Buyer.

Patent Costs	Each Party shall bear its own patent filing and maintenance costs, unless otherwise defined in writing by this or another Agreement
Patent Filing	Where relevant to new innovation
Patent Defense Costs
To be commensurate with the Original Agreement:
1) Supplier shall have the obligation and first right to defend patent infringement claims against Nicotinamide Riboside
2) Should Supplier default, see terms of Original Agreement

Milestones	as described in the table below.

CHROMADEX, INC.                       THORNE RESEARCH, Inc.
/s/ Frank Jaksch                                 /s/ Paul Jacobson
Name: Frank Jaksch                          Name: Paul Jacobson
Title:   CEO                                       Title: CEO
Date:   July 24, 2015                         Date: July 24, 2015

Discovery Timeline for NR-Choline-Betaine-DMG
Milestone	1	2	3	4
Human Clinical		KGK 24 hour Pharmacokinetics Trial at 100, 300, and 1000 mg	U Copenhagen 24 hour Pharmacokinetics Trial at X mg	KGK Two Month NAD Molecular Network Trial
Safety/ Toxicology		Yes; serum chemistry; blood cell response	Yes; serum chemistry; blood cell response	Yes; serum chemistry; blood cell response
Pharmacokinetics		NAD Methylnicotinamide Betaine Choline Homocysteine Nuclear uracil NAD metabolic network	NAD Methylnicotinamide Betaine Choline Homocysteine Nuclear uracil NAD metabolic network	NAD Methylnicotinamide Betaine Choline Homocysteine Nuclear uracil NAD metabolic network
Legal	Oringinal Agreement Governing NR+Choline and/or Betaine and/or DMG	Evaluate M2 results	Evaluate M3 results Report & acceptance of M2 results	Evaluate M4 results Report & final acceptance of M2-4 results
Strategic	Exclusivity around the key methyl donors choline and betaine	Begin dose determination for choline, betaine, or DMG	Continue dose determination for choline, betaine, or DMG	Final determination of Begin dose determination for choline, betaine, or DMG
Completion	7.10.15	Complete	9.20.15	11.20.15
Study Cost		TBD	TBD	TBD
Milestone Cost	$0k
Schedule of Milestones and Costs